Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) dated effective as of the 28th day of April, 2025, is entered into by and between Janbella Group, LLC, and Chris Chumas (each a “Member” and collectively the “Members”), Alpha Modus Ventures, LLC (the “Company”), and Alpha Modus Holdings, Inc. (the “Optionee”).

1.	Grant of Option. In consideration of the Company’s entering into that certain Patent Monetization Agreement of even date herewith, each of the Members hereby grant to Optionee effective as of the date hereof (the “Grant Date”) the right and option (“Option”) to purchase from each of the Members, for the exercise price set forth below (the “Exercise Price”), all of their membership and other equity interests in the Company (the “Membership Interests”), which Option shall be subject to the applicable terms and conditions set forth below.

2.	Terms and Conditions of Option. The Option evidenced by this Agreement is subject to the following terms and conditions, as well as the terms and conditions of Section 3 hereof.

a.	Exercise Price. The Exercise Price for the Membership Interests shall consist of (i) the termination by Optionee of the Patent Monetization Agreement and its related agreements and payment obligations to Optionee, (ii) the payment of $300,000 to Janbella Group, LLC (in satisfaction of which Janbella Group, LLC will release the Company of its $300,000 repayment obligation to Janbella Group, LLC) as soon as Optionee’s lender, Streeterville Capital, LLC, has been repaid in full, and (iii) the issuance by the Optionee to the Members in the aggregate of a number of shares of common stock of Optionee equal to $35,000,000 divided by the closing price of Optionee’s common stock immediately prior to closing, which closing shall not occur until Optionee’s shareholders have approved such transaction and issuance of common stock as required by Nasdaq’s listing rules.

b.	Term of Option. The term of the Option over which the Option may be exercised shall commence on the Grant Date and terminate five (5) years thereafter.

3.	Additional Terms and Conditions.

a.	Exercise of Option; Payment for Membership Interests. The Option may be exercised by written notice to the Members, substantially in the form of Exhibit A attached hereto. Any notice of exercise of the Option shall be accompanied by receipt of the full Exercise Price for the Membership Interests being purchased. The Option shall only be exercised for the entirety of the Membership Interests, and shall not be exercised for any partial Membership Interests held by either of the Members, and no partial Membership Interests shall be issued or delivered. The date of actual receipt by the Members of the notice of exercise shall be treated as the date of exercise of the Option for the Membership Interests being purchased.

b.	Issuance of Membership Interests; Registration; Withholding Taxes. As soon as practicable after the exercise date of the Option, the Members shall cause to be transferred and delivered to Optionee, or for the Optionee’s account, a certificate or certificates for the Membership Interests purchased pursuant to exercise of the Option. The Members may postpone the issuance or delivery of the Membership Interests until the receipt by the Members of such written representations or other documentation as the Members deem necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any. Optionee shall comply with any and all requirements imposed by state or federal law relating to Optionee’s resale or other disposition of any Membership Interests acquired under this Agreement.

c.	Tansferability of Options. The Option and this Agreement shall be assignable or transferable by Optionee, in its sole election, without the Members’ consent.

4.	No Rights as Members. Optionee shall acquire none of the rights of a member of the Company with respect to the Membership Interests under this Agreement until a certificate, membership ledger, or amended operating agreement reflecting the Membership Interests issued to Optionee upon the exercise of the Option has been issued.

5.	Legends. All certificates representing the Membership Interests acquired pursuant to the Option may be issued with or without a restrictive legend as counsel to the Company deems appropriate to assure compliance with applicable law. All certificates evidencing Membership Interests purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

THE MEMBERSHIP INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE MEMBERS AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

If, in the opinion of the Members and its counsel, any legend placed on a certificate representing Membership Interests purchased under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Membership Interests but without such legend so long as allowed by law.

6.	Notices. Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at Optionee’s address listed above or such other address of which Optionee shall have advised the Members by similar notice, or to the Members at the address identified in Exhibit A hereto.

7.	Miscellaneous. This Agreement set forth the parties’ final and entire agreement with respect to the subject matter hereof, may not be changed or terminated orally and shall be governed by and shall be construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in North Carolina.

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IN WITNESS WHEREOF, the parties have duly executed this Option Agreement on the date first above written.

MEMBERS:

JANBELLA GROUP, LLC

/s/ Sonia I. Alessi
Name:	Sonia I. Alessi
Title:	Manager

CHRIS CHUMAS

/s/ Chris Chumas
Individually

COMPANY:

ALPHA MODUS VENTURES, LLC

/s/ William Alessi
Name:	William Alessi
Title:	Manager

OPTIONEE:

ALPHA MODUS HOLDINGS, INC.

/s/ William Alessi
Name:	William Alessi
Title:	Chief Executive Officer

EXHIBIT A

________________[Date]

William Alessi

Chris Chumas

__________________________

__________________________

__________________________

RE:	Alpha Modus Ventures, LLC Option Exercise

Dear ______________:

Pursuant to the provisions of the Option Agreement, dated ______________, 2025 (the “Option Agreement”), whereby you have granted us the Option to purchase all of the Membership Interests of Alpha Modus Ventures, LLC (the “Company”), we hereby notify you that we elect to exercise our option to purchase all of your Membership Interests covered by the Option in accordance with the Option Agreement. We hereby terminate the Patent Monetization Agreement, and its related agreements and payment obligations, confirm that any additional payment obligations to the Company are hereby released, and confirm that we are delivering to you in the aggregate _______________ shares of our Class A common stock.

The undersigned hereby agrees to provide the Company, prior to the receipt of the Membership Interests being purchased hereby, with such representations or certifications or payments that the Company may require pursuant to the terms of the Option Agreement.

Sincerely,

Alpha Modus Holdings, Inc.

_________________________________

Name:

Title: